Calculation of Filing Fee Tables
S-8
Janus Living, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A-1 common stock, par value $0.01 per share	Other	5,000,000	$ 20.00	$ 100,000,000.00	0.0001381	$ 13,810.00
Total Offering Amounts:						$ 100,000,000.00		$ 13,810.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 13,810.00
Offering Note
[1]	1a: Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement covers, in addition to the number of shares of Janus Living, Inc., a Maryland corporation (the "Company" or the "Registrant"), Class A-1 common stock, par value $0.01 per share ("Class A-1 common stock"), stated above, an additional indeterminate number of shares that may be offered or issued pursuant to the Janus Living, Inc. 2026 Equity Plan (the "Plan") as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. 1b: Represents 5,000,000 shares of Class A-1 common stock reserved for issuance under the Plan. 1c: Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price per share is based on the initial public offering price of the Class A-1 common stock of $20.00 per share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources